EXHIBIT 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)






                                                             For the Six Months
                                                               Ended June 30,
                                                                    2001
1. Earnings

   (a) Income from continuing operations
         before deductions for taxes and interest             $   3,505

   (b) Portion of rental expense
         representative of interest factor                           30

   (c) Equity in losses from less-than-50%
         owned investments (accounted for
         under the equity method of accounting)                     150

   (d) Excess of earnings over distributions
         of less-than-50% owned investments
         (accounted for under the equity method
          of accounting)                                          (252)


        TOTAL                                                $   3,433

2. Fixed Charges

   (a) Interest                                             $      707

   (b) Portion of rental expense representative
         of interest factor                                         30

         TOTAL                                               $     737

   Ratio (1 divided by 2)                                         4.66